Exhibit 5.1
                                                                         Opinion

                               Leonard E. Neilson
                                 Attorney at Law
                            8160 South Highland Drive
                                    Suite 209
                                Sandy, Utah 84093

     Phone:  (801) 733-0800                        Fax:  (801) 733-0808

                                  July 5, 2002

Videolocity International, Inc.
358 South 700 East
Suite B604
Salt Lake City, Utah 84102

         Re:      Form SB-2
                  Registration Statement of Videolocity International, Inc.

To the Board of Directors:

         I have acted as counsel to Videolocity International, Inc., a Nevada corporation (the "Company"), in connection with its registration statement on Form SB-2 related to the offer by certain selling stockholders of 21,500,000 shares of the Company's common stock, par value $.001 per share, issuable pursuant to that certain Equity Line of Credit Agreement and Placement Agent Agreement. The amount being registered includes shares possibly issued due to fluctuations in per share market price of the Company's shares. The shares are being offered pursuant to fulfillment of the terms and conditions set forth in the Registration Statement filed on Form SB-2 in accordance with the registration provisions of the Securities Act of 1933, as amended.

         I have examined the Articles of Incorporation and all amendments thereto, By-Laws, minutes of corporate proceedings and other corporate documents with respect to the issuance of the shares by the Company and the offering of shares by the selling stockholders. I have been furnished with originals, or copies certified to my satisfaction, of all such corporate or other records of the Company and I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinions expressed herein. In the examination of the Company's corporate records, I have presumed the authenticity of all signatures which existed on the records and have presumed the veracity and regularity of all corporate records.

         As to the  question of fact  material to this  opinion  letter,  I have relied upon the representations and warranties, certificates of and conversations and correspondences with, officers and representatives of the Company. Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

         2. The shares subject to the registration statement will be legally and validly authorized under the Articles of Incorporation and Board of Directors of the Company and, when distributed and paid for in accordance with the terms set forth in the registration statement, the shares will be duly and validly issued and outstanding, fully paid and nonassessable.

         I hereby consent to the reference to myself in the registration statement covering the offering of the shares, the use of my name beneath the caption "Legal Matters" in the prospectus forming a part thereof, and to the filing of a copy of this opinion as Exhibit 5 thereof.

                                  Yours truly,

                                               /S/   Leonard E. Neilson
                                               ------------------------
                                                     Leonard E. Neilson

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